EXHIBIT 23.2
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                INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN

     Section 11 (a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement. In August of 2002, Arthur Andersen LLP ("Andersen") ceased operations. Accordingly, Andersen is unable to consent to the incorporation by reference in the Company's previously filed Registration Statements on Form S-8 file numbers 33-26694, 33-56557, 333-88391, 333-57912 and
333-68180 and Form S-3 file number 333-63480 (the "Registration Statements") of Andersen's audit report with respect to Constellation Brands, Inc.'s consolidated financial statements as of February 28, 2002 and February 28, 2001 and for the three years ended February 28, 2002. Under these circumstances, Rule 437a under the Securities Act permits Constellation Brands, Inc. to file its Current Report on Form 8-K dated November 24, 2003 (the "Form 8-K"), of which this Exhibit 23.2 forms a part, which form 8-K is incorporated by reference into the Registration Statements, without a written consent from Andersen. As a result, with respect to transactions in Constellation Brands, Inc. securities pursuant to the Registration Statements that occur subsequent to the date the Form 8-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein.
Accordingly,  you  would  be  unable  to  assert  a claim against Andersen under
Section 11(a) of the Securities Act, based upon the incorporation by reference from the Form 8-K into the Registration Statements, because Andersen has not consented to the incorporation by reference of its audit report into the Registration Statements.